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                                                                    EXHIBIT 99.1



                                                              F.N.B. CORPORATION
                                                                  (NASDAQ: FBAN)
WWW.FNBCORPORATION.COM                                          NAPLES, FL 34102
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FOR IMMEDIATE RELEASE


DATE:             January 18, 2002
CONTACT:          Clay W. Cone
                  Vice President-Corporate Affairs
                  941-436-1676

             F.N.B. CORPORATION AND PROMISTAR FINANCIAL CORPORATION
                         FORMALLY COMPLETE THEIR MERGER

NAPLES, FL, January 18 - F.N.B. Corporation and Promistar Financial Corporation today announced that they have completed their merger. The combined company, which will operate as F.N.B. Corporation (Nasdaq: FBAN), will have $6.5 billion in total assets, $5.2 billion in deposits, 166 offices, and a market capitalization of more than $1.1 billion.

As a result of this merger, F.N.B.'s affiliate First National Bank of Pennsylvania will rank as the eighth largest bank in the state of Pennsylvania and will be the largest community bank operating in the western portion of the state with more than $3.1 billion in total deposits and 117 full-service financial centers serving customers in 19 counties.

"With our acquisition of Promistar, we will nearly triple the number of First National Bank of Pennsylvania offices, adding a potential customer base of 1.4 million households to which we can market our diversified financial services including insurance, investment and wealth management," said Gary L. Tice, President and Chief Executive Officer of F.N.B. Corporation. "This merger combines two companies with similar cultures and heritages and represents a natural market extension of F.N.B. in western Pennsylvania."

F.N.B. will exchange 0.926 shares of its common stock for each share of Promistar common stock. Based upon F.N.B.'s January 17, 2002, closing price of $27.28 per share, the transaction, which is accounted for as a pooling of interests, is valued at $436 million.

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"This partnership benefits our customers, our employees and our shareholders"
said John H. Anderson, Chairman and Chief Executive Officer of Promistar Financial. "Since the announcement of our merger in June, teams of employees from both companies have been working diligently on systems integration and processes to bring our companies together."

Promistar Bank operates a total of 82 full-service banking offices located throughout southwestern Pennsylvania. At least eight offices have been identified for consolidation.

"We welcome Promistar Bank customers to our brand of traditional community banking," said Steve Gurgovits, President and Chief Executive Officer of First National Bank of Pennsylvania. "F.N.B. has proven its ability to assimilate acquisitions successfully, and we are working aggressively to ensure a seamless integration for our customers and our employees. We expect the conversion to occur by the end of the first quarter of 2002."

Once the conversion is completed, all Promistar offices will carry the flag of First National Bank of Pennsylvania, headquartered in Hermitage, Pennsylvania. This will enable customers to conduct their banking business at any one of the bank's convenient locations from Erie, Pennsylvania, in the north to Johnstown, Pennsylvania, in the south.

"We are combining two superior performing banks with contiguous and similar markets," said Steven C. Ackmann, President and Chief Operating Officer of Promistar. "Our customers will enjoy an extensive array of financial products and services, and because of F.N.B.'s decentralized approach, our customers will consult with local decision makers."

Among those joining First National Bank of Pennsylvania from Promistar are:
Ackmann, who will serve as Senior Executive Vice President and Chief Operating Officer; William McKinney, Senior Vice President, Retail Banking; Gary Guerrieri, Senior Vice President, Credit Administration; Sandy Mackel, Senior Vice President and Credit Officer; and Kevin Mildren, Senior Vice President and Regional Commercial Banking Manager.

In conjunction with the merger, three members of the Promistar Financial Corporation board of directors will be appointed to serve on the F.N.B. Corporation board of directors.

F.N.B. Corporation is a diversified financial services company headquartered in Naples, Florida. The company owns and operates traditional community banks, insurance

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agencies, a consumer finance company and First National Trust Company. It has full-service offices located in Florida, Pennsylvania, Ohio and Tennessee. The company's common stock is traded on the Nasdaq National Market under the symbol "FBAN."

On November 7, 2001, F.N.B. Corporation announced the signing of a definitive agreement to purchase all of the outstanding shares of stock of Central Bank Shares Inc. Headquartered in Orlando, Florida, Central Bank Shares is the parent company of Bank of Central Florida, a commercial bank with $246 million in total assets and six offices. This acquisition is scheduled to close within the next two weeks. When this acquisition is completed, F.N.B. Corporation will have more than $6.7 billion in assets, $5.4 billion in deposits and 172 full-service financial centers located in Florida, Pennsylvania and Ohio.

F.N.B. has been honored as a Dividend Achiever by Mergent FIS, formerly the Financial Information Services division of Moody's Investors Service. This annual recognition is based on the corporation's consistently outstanding record of increased dividend performance. The company has increased dividend payments for 29 consecutive years.

Copies of this release are available over the Internet at www.fnbcorporation.com or by contacting F.N.B.'s Corporate Affairs Department at 1-800-262-7600, extension 1676.

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This release contains certain "forward-looking statements" relating to present or future trends or factors affecting the financial services industry and specifically the operations, markets and products of F.N.B. Corporation. These statements identified by words such as "believes," "expects," "projects," "anticipates," and similar expressions, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected. F.N.B. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this release.